Exhibit 99.1

FOR IMMEDIATE RELEASE

CEMPRA TO PRESENT SOLITHROMYCIN AT FDA ANTIMICROBIAL

DRUGS ADVISORY COMMITTEE MEETING ON NOVEMBER 4, 2016

—FDA currently reviewing NDAs for IV and oral solithromycin for community-acquired bacterial pneumonia, with PDUFA dates in late

December—

CHAPEL HILL, N.C. – August 30, 2016 – Cempra, Inc. (Nasdaq: CEMP), a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases, today announced that the U.S. Food and Drug Administration (FDA) has scheduled a meeting of the Antimicrobial Drugs Advisory Committee on November 4, 2016 in Silver Spring, Maryland to discuss the safety and efficacy of solithromycin to treat community-acquired bacterial pneumonia (CABP).

Cempra conducted two pivotal Phase 3 global registration trials of solithromycin. The first study was conducted with solithromycin oral capsules, and the second study tested intravenous (IV) solithromycin progressing to oral solithromycin. Both Phase 3 studies met their primary endpoints that were aligned with FDA guidance.

Solithromycin was granted qualified infectious diseases product (QIDP) designation which entitled the new drug applications (NDAs) to eight month priority reviews, resulting in PDUFA dates of December 27, and December 28, 2016, respectively, the oral and intravenous NDAs.

“Antimicrobial resistance is an urgent public health threat and we believe that the strong data we have seen with solithromycin in clinical trials supports its approval as a new IV and oral antibiotic that would meet an important unmet need in the treatment of both in-patient and out-patient CABP,” said Prabhavathi Fernandes, Ph.D., president and chief executive officer of Cempra.

“We look forward to the November 4 discussion with the advisory committee, and continued dialogue with the FDA, as we progress towards the solithromycin PDUFA dates at the end of the year,” Fernandes added.

About Solithromycin

Solithromycin is a highly potent next-generation macrolide which has activity against most macrolide-resistant CABP pathogens. In vitro and in vivo studies have shown potent activity against S. pneumoniae as well as an extended spectrum of activity against community-acquired methicillin resistant S. aureus (CA-MRSA), streptococci, haemophilus, enterococci, Mycobacterium avium and in animal models of malaria. It is also active against atypical bacteria, such as legionella, chlamydia, mycoplasma and ureaplasma, and against gonococci and other organisms that cause genitourinary tract infections. It is eight to 16 times more potent than azithromycin against many bacteria and is active against azithromycin-resistant strains. The activity of solithromycin against resistant strains is driven by its ability to interact with three sites on the bacterial ribosome, compared to the single binding site of first and second generation macrolides.

About Community-Acquired Bacterial Pneumonia

Community-acquired bacterial pneumonia (CABP) is the number one cause of death from an infection, particularly in the very young and in the elderly. CABP is one of the most commonly diagnosed bacterial infections in the U.S. with five to 10 million cases per year. Although many strains of the primary CABP pathogen, Streptococcus pneumoniae, are resistant to currently-approved macrolides, this class of antibiotic remains among the most commonly prescribed antibacterial drugs for CABP in both hospital and community settings. Due to the rising threat of microbial resistance, along with concerns over antibiotic tolerability and impact on intestinal microflora, new CABP treatments are needed. Antibiotic resistance is a complex, emerging problem globally with potentially devastating consequences for public health.

About Cempra, Inc.

Cempra, Inc. is a clinical-stage pharmaceutical company focused on developing antibiotics to meet critical medical needs in the treatment of bacterial infectious diseases. Cempra’s two lead product candidates are currently in advanced clinical development. Solithromycin has been successfully evaluated in two Phase 3 clinical trials for community-acquired bacterial pneumonia (CABP) and applications for approval for both intravenous and oral capsule formulations have been accepted for review by the FDA and the EMA. Solithromycin is licensed to strategic commercial partner Toyama Chemical Co., Ltd., a subsidiary of FUJIFILM Holdings Corporation, for certain exclusive rights in Japan. Solithromycin is also in a Phase 3 clinical trial for uncomplicated urogenital urethritis caused by Neisseria gonorrhoeae or chlamydia. Cempra is contracted with BARDA for the development of solithromycin for pediatric use. Three formulations, intravenous, oral capsules and a suspension formulation are in a Phase 1b trial in children from birth to 17 years of age. Fusidic acid is Cempra’s second product candidate, which is being developed for acute bacterial skin and skin structure Infections (ABSSSI) and is also in an exploratory study for chronic oral treatment of refractory infections in bones and joints. Both products seek to address the need for new treatments targeting drug-resistant bacterial infections in the hospital and in the community. Cempra has also synthesized novel macrolides for non-antibiotic uses such as the treatment of chronic inflammatory diseases, endocrine diseases and gastric motility disorders. Cempra was founded in 2006 and is headquartered in Chapel Hill, N.C. For additional information about Cempra please visit www.cempra.com.

Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include, among others: our and our strategic commercial partners’ ability to obtain FDA and foreign regulatory approval of our product candidates, including solithromycin; our ability to commercialize and launch, whether on our own or with a strategic partner, any product candidate that receives regulatory approval; our ability to produce and sell any approved products and the price we are able to realize for those products; our ability to retain and hire necessary employees and to staff our operations appropriately; the unpredictability of the size of the markets for, and market acceptance of, any of our products, including solithromycin and fusidic acid; the costs, sources of funds, enrollment, timing, regulatory review and results of our studies and clinical trials and those of our strategic commercial partners; our need to obtain additional funding and our ability to obtain future funding on acceptable terms; our anticipated capital expenditures and our estimates regarding our capital requirements; the possible impairment of, or inability to obtain, intellectual property rights and the costs of obtaining such rights from third parties; our ability to compete in our industry; our dependence on the success of solithromycin and fusidic acid; innovation by our competitors; and our ability to stay abreast of and comply with new or modified laws and regulations that currently apply or become applicable to our business. The reader is referred to the documents that we file from time to time with the Securities and Exchange Commission.

Contact:

John Bluth

Cempra, Inc.

+1 984 209 4534

jbluth@cempra.com

Investor Contact:

Robert Uhl

Westwicke Partners, LLC

+1 858 356 5932

robert.uhl@westwicke.com

Media Contact:

Melyssa Weible

Elixir Health PR

+1 201 723 5805

mweible@elixirhealthpr.com